Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-4

(Form Type)

ARES ACQUISITION CORPORATION II(1)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Kodiak AI, Inc. Common Stock(3)	Other(7)	61,859,712	—	$697,468,252.8	0.0001531	$106,782.39

Fees to be Paid	Equity	Kodiak AI, Inc. Common Stock(4)	Other(8)	223,413,762	—	$74.48	0.0001531	$0.02

Fees to be Paid	Equity	Warrants exercisable for Kodiak AI, Inc. Common Stock(5)	Other	39,300,000	— (9)	$—	—	—

Fees to be Paid	Equity	Kodiak AI, Inc. Common Stock issuable upon exercise of Warrants(6)	Other	39,300,000	$12.335(9)	$484,765,500	0.0001531	$74,217.60

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,182,233,827.28		$181,000.01

	Total Fees Previously Paid							$0.00

	Total Fees Offsets							$0.00

	Net Fee Due							$181,000.01

(1)

Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Ares Acquisition Corporation II, a Cayman Islands exempted company (“AACT”), intends to effect a deregistration under the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which AACT’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued following the Domestication by Kodiak AI, Inc., the continuing entity following the business combination described in the proxy statement/prospectus (the “Business Combination”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock, par value $0.0001 per share, of Kodiak AI, Inc. (“Kodiak Common Stock”) being registered represents (i) 49,359,712 shares of Class A ordinary shares, par value $0.0001 per share of AACT (the “AACT Class A Ordinary Shares”), including the AACT Class A Ordinary Shares that were included in the units issued in AACT’s initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-270951) (the “IPO Registration Statement”) and offered by AACT in the IPO (the “Public Shares”); and (ii) 12,500,000 AACT Class A Ordinary Shares held by Ares Acquisition Holdings II LP (the “Sponsor”). In connection with the Domestication (a) each AACT Class A Ordinary Share issued and outstanding immediately prior to the Domestication will convert into one share of Kodiak Common Stock (provided that each AACT Class A Ordinary Share owned by holders of Public Shares who have validly elected to redeem their Public Shares will be redeemed for cash in an amount equal to the redemption price), (b) each warrant to purchase one AACT Class A Ordinary Share (the “AACT Warrants”) issued and outstanding as of immediately prior to the Domestication will convert automatically into a warrant to purchase one share of Kodiak Common Stock (“Kodiak Warrants”) on the same terms as the AACT Warrants, and (c) each unit of AACT issued and outstanding as of immediately prior to the Domestication will be cancelled and each holder will be entitled to one share of Kodiak Common Stock and one-half of one Kodiak Warrant.

(4)

The number of shares of Kodiak Common Stock being registered represents up to 223,413,762 shares of Kodiak Common Stock that will be issued to securityholders of Kodiak Robotics, Inc. (“Legacy Kodiak”), including shares issuable upon exercise of options or warrants held by securityholders of Legacy Kodiak, in connection with the Business Combination as described in the proxy statement/prospectus.

(5)

The number of Kodiak Warrants being registered represents (i) the 25,000,000 AACT Warrants that were registered pursuant to the IPO Registration Statement above and offered by AACT in its IPO and (ii) 14,300,000 AACT Warrants that were issued in a private placement prior to the IPO to the Sponsor. In connection with the Domestication, each AACT Warrant will be convert automatically into a Kodiak Warrant.

(6)

Represents the number of shares of Kodiak Common Stock issuable upon exercise of the Kodiak Warrants described in Note (5). Each whole Kodiak Warrant will entitle the warrant holder to purchase one share of Kodiak Common Stock at a price of $11.50 per share.

(7)

Calculated in accordance with Rules 457(c) and 457(f)(l) under the Securities Act, based on the average of the high and low prices of the AACT Class A Ordinary Shares on the New York Stock Exchange (“NYSE”) on May 8, 2025 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)) ($11.275 per AACT Class A Ordinary Share).

(8)

Calculated in accordance with Rule 457(f)(2) of the Securities Act. Legacy Kodiak is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value per share ($0.000001) of the Legacy Kodiak securities expected to be exchanged in connection with the Business Combination described herein, including the Legacy Kodiak securities issuable upon the exercise of options and warrants.

(9)

Calculated in accordance with Rules 457(c), 457(f)(1), and 457(i) under the Securities Act, based on the sum of (i) the average of the high and low prices of the AACT Warrants on the NYSE on May 8, 2025 (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the $11.50 exercise price of the Kodiak Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Kodiak Warrants has been allocated to the Kodiak Common Stock issuable upon exercise of the Kodiak Warrants and included in the registration fee paid in respect of such shares of Kodiak Common Stock.